SECURITIES AND EXCHANGE COMMISSION
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Technical Industries & Energy, Corp.
(Exact Name of Small Business Issuer in its Charter)

DELAWARE	8734	26-0198662
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

Technical Industries & Energy, Corp.
Petroleum Towers, Suite 530
P.O. Box 52523
Lafayette, LA 70505
(337) 984-2000
Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Technical Industries & Energy, Corp.
Petroleum Towers, Suite 530
P.O. Box 52523
Lafayette, LA 70505
(337) 984-2000
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	100,000	$1.00	$100,000	$3.93

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $1.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL 23, 2008

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

ITEM 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

About Our Company

Technical Industries & Energy, Corp. (“TIE”) was founded in the State of Delaware on November 29, 2006.  On January 3, 2007 we entered into a Stock Purchase and Share Exchange Agreement with Technical Industries, Inc. (“TII”), a Louisiana corporation whereby TII became our wholly owned subsidiary.  We were founded by American Interest, LLC., which is controlled by George Sfeir our President, and Chief Executive Officer.

TIE provides non-destructive testing (“NDT”) services for oilfield pipes and equipment.  TIE manufactures its own proprietary NDT electronic equipment systems, which perform the NDT services including ultrasonic inspection, electromagnetic inspection and others.

Where You Can Find Us

We presently maintain our principal offices at Petroleum Towers, Suite 530 P.O. Box 52523, Lafayette, LA, 70505.  Our telephone number is (337) 984-2000.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $1.00 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data are derived from our audited financial statements.

	Year ended December 31, 2007	Year ended December 31, 2006
	(audited)	(audited)
STATEMENT OF OPERATIONS
Revenues	$4,041,494	$2,609,890
Cost of Revenues	1,876,310	1,135,632
Total Operating Expenses	1,076,680	773,420
Net Income	495,584	369,117

As of December 31, 2007
(audited)
BALANCE SHEET DATA

Cash	$437,997
Total Assets	10,791,672
Total Liabilities	9,818,279
Stockholders’ Equity	973,393

100,000 SHARES OF
TECHNICAL INDUSTRIES & ENERGY, CORP.
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 100,000 shares of our common stock can be sold by selling security holders at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  April  23, 2008

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant.  Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations and acquire the operating entities as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF GEORGE M. SFEIR, OUR ONLY OFFICER. WITHOUT HIS CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of George M. Sfeir our only officer. We currently do not have an employment agreement with either Mr. Sfeir. The loss of his services could have a material adverse effect on our business, financial condition or results of operation.

WE ARE IN A HIGHLY COMPETITIVE MARKET AND WE ARE UNSURE AS TO WHETHER OR NOT THERE WILL BE ANY CONSUMER DEMAND FOR OUR PRODUCTS.

Some of our competitors are much larger and better capitalized than we are. It may be that our competitors will better address the same market opportunities that we are addressing. These competitors, either alone or with collaborative partners, may succeed in developing business models that are more effective or have greater market success than our own. The Company is especially susceptible to larger manufacturers that invest more money in research and development. Moreover, the market for our products is large but highly competitive. There is little or no hard data that substantiates the demand for our products or how this demand will be segmented. It is possible that there will be low consumer demand for our products, or that interest in our products could decline or die out, which would cause us to be unable to sustain our operations.

WHILE NO CURRENT LAWSUITS ARE FILED AGAINST THE COMPANY, THE POSSIBILITY EXISTS THAT A CLAIM OF SOME KIND MAY BE MADE IN THE FUTURE.

While no current lawsuits are filed against the Company, the possibility exists that a claim of some kind may be made in the future.  While we will work to insure high product quality and accuracy in all marketing and labeling, no assurance can be given that some claims for damages will not arise. While we plan to properly insure ourselves with standard product liability insurance, there can be no assurance that this insurance will be adequate to cover litigation expenses and any awards to plaintiffs.

THE ABILITY TO SUCCESSFULLY DEPLOY OUR BUSINESS MODEL IS HEAVILTY DEPENDENT UPON UNITED STATES’ ECONOMIC CONDITIONS.

The ability to successfully deploy our business model is heavily dependent upon the general state of the US economy.  We cannot assure you that favorable conditions will exist in the future.  A general economic recession in the United States or a downturn in the oil and gas industry could have a serious adverse economic impact on us and our ability to obtain funding and generate projected revenues.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.00 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Item 4.  Use of Proceeds.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5. Determination of Offering Price

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in February 2008 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6. Dilution.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Item 7. Selling Security Holders.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 100,000 shares of our common stock held by 77 shareholders of our common stock which sold in our Regulation D Rule 506 offering completed in February 2008.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 23, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Alaaeldin Abdelkader	2000	2000	0	0%
Abu Baker	1000	1000	0	0%
Alfred J. Badeen	1000	1000	0	0%
Alice Qaisieh	1000	1000	0	0%
Antoine Sfeir	1000	1000	0	0%
Andre Sfeir	1000	1000	0	0%
Atef A. Chehade	5000	5000	0	0%
Barry Baumgarten	1000	1000	0	0%
Brandon Gallet	1000	1000	0	0%
Brian T. Blanchard	1000	1000	0	0%
Bryan Fitzgerald	1000	1000	0	0%
Camille M. Fraering Jr.	1000	1000	0	0%
Christy A. Badeen	1000	1000	0	0%
Chritopher H. Johnson	1000	1000	0	0%
David Ward	1000	1000	0	0%
Edmund J. Baudoin, Jr.	1000	1000	0	0%
Edmund J. Baudoin, Sr.	1000	1000	0	0%
Elias Loli	1000	1000	0	0%
Elie Tabchouri	1000	1000	0	0%
Elizabeth H. Johnson	1000	1000	0	0%
Fadi Maassarani	1000	1000	0	0%
George Badeen	1000	1000	0	0%
George M. Sfeir	1000	1000	0	0%
Gerald DeLaunay	1000	1000	0	0%
Geralyn J. Badeen	1000	1000	0	0%
Glenn Lively	1000	1000	0	0%
Homer Parker	1000	1000	0	0%
Hussain ElKhansa	1000	1000	0	0%
Imad Abu_Kubie	1000	1000	0	0%
Imad El Hakim	1500	1500	0	0%
Jacques M. Sfeir	1000	1000	0	0%
Jean Quellet	1000	1000	0	0%
James A. Badeen	1000	1000	0	0%
James W. Beadle, Sr.	1000	1000	0	0%
James W. Beadle, Jr.	1000	1000	0	0%
James & Mary Baum	1000	1000	0	0%
Jerry Hennessee	1000	1000	0	0%
J. Lamar Thomas	1000	1000	0	0%
John Hendrick	1000	1000	0	0%
John R. Badeen	1000	1000	0	0%
Kaliste J. Saloom. III	1000	1000	0	0%
Khaled & Linda Qaisieh	1000	1000	0	0%
Kyle Romero	1000	1000	0	0%
Linda Badeen	1000	1000	0	0%
Louise Hugh Badeen	1000	1000	0	0%
Manda Harson	1000	1000	0	0%

Mike Harson	1000	1000	0	0%
Mike Johnson	1000	1000	0	0%
Michael & Cindy Pothier	1000	1000	0	0%
Mohamed Bahlawan	2000	2000	0	0%
Mohamad T. Islam	2000	2000	0	0%
Mustafa Ozen	1000	1000	0	0%
Nabih & Angela Qaisieh	1000	1000	0	0%
Nabil Loli	1000	1000	0	0%
Nader Saba Qaisieh	1000	1000	0	0%
Nida Sfeir	1000	1000	0	0%
Oren Smith Jr.	1000	1000	0	0%
Octavio Morales Garcia	1000	1000	0	0%
Paul D. Forrest	1000	1000	0	0%
Paul N. Nassour	6500	6500	0	0%
Philip G. Fraering	1000	1000	0	0%
Prabin Joshi	1500	1500	0	0%
Ramzi N. Nassour	6500	6500	0	0%
Ray & Mary Beth Benoit	1000	1000	0	0%
Robert & Jean Slovak	1000	1000	0	0%
Ronnie Piper	1000	1000	0	0%
Saba Qaisieh	1000	1000	0	0%
Sam Compassi	1000	1000	0	0%
Samir A. Salami MD	5000	5000	0	0%
Shirley Beadle	1000	1000	0	0%
Shawn Benoit	1000	1000	0	0%
Suzzette Smith	1000	1000	0	0%
Todd A. Benoit	1000	1000	0	0%
Wael A. Hilbawi	1000	1000	0	0%
Warren Perrin	1000	1000	0	0%
Wayne Hall	1000	1000	0	0%
William N. Gee III	1000	1000	0	0%

 Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Item 8. Plan of Distribution.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $1.00 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Item 9. Description of Securities to be Registered.

General

Our authorized capital stock consists of 250,000,000 Shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, par value $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, $0.001 par value per Share.  Currently we have 175,100,000 common shares issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share.  The terms of the preferred shares are at the discretion of the board of directors.  Currently no preferred Shares are issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

Item 10. Interests of Named Experts and Counsel

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Laporte, Sehrt, Romig, Hand (LSRH), to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11. Information with Respect to the Registrant.

Organization Within Last Five Years

We were incorporated in November 2006 in the State of Delaware and 125,000,000 shares each of common stock were issued to American Interest, LLC.

Description of Business

Technical Industries & Energy, Corp. (“TIE” or the “Company”) was founded in the State of Delaware on November 29, 2006; on January 3, 2007 we entered into a Stock Purchase and Share Exchange Agreement with Technical Industries, Inc., (“TII”) a Louisiana corporation whereby TII became our wholly owned subsidiary.  Our business offices are located at Petroleum Towers, Suite 530 P.O. Box 52523, Lafayette, LA, 70505.  Our telephone number is (337) 984-2000.

TIE is headquartered in Lafayette, Louisiana with a branch office and production facilities in Houston, Texas.  TIE provides non-destructive testing (“NDT”) services for oilfield pipes and equipment.  TII manufactures its own proprietary NDT electronic equipment systems, which perform the NDT services including ultrasonic inspection, electromagnetic inspection and others.

TIE provides ultrasonic pipe inspection technology.  Services include full-length electromagnetic inspection for oil-field pipe and equipment and full length ultrasonic inspection systems for new and used drill pipe, tubing, casing, and line-pipe.  It is believed that TIE’s ultrasonic systems have the largest diameter Oilfield Country Tubular Diameter pipe full length ultrasonic capability (“OD”)  inspection capabilities in the industry for seamless, ERW (Electric Resistant Welded), plain end and threaded pipe, and the deepest penetration capability offered for wall thickness and defects measurements.

Today TIE continues to serve the oil industry niche by manufacturing and maintaining exceptional proprietary systems that are capable of detecting defects when others cannot. Recently Technical Industries, Inc. developed new US Patent No. 7,263,887 and international patent pending inspection technology needed in order to reach deep energy reserves present technology cannot reach. The new technology has been tested and used by major oil companies.  Recently TIE formed an alliance with several national and international oil & gas pipe steel mills.  This alliance enabled TIE to store, inspect, maintain, and custom engineer to the customers’ special  specifications and deliver the pipe directly to the drilling site.  This One-Stop-Shop concept provided enhanced convenience to our customers, saved the energy companies money, and increased TII revenues and profits.

TIE serves customers in Houston, Texas, Newfoundland, Canada, and Lafayette, Louisiana. The Company's customer base of over 50 accounts consists of major oil companies, steel mills, material suppliers, drilling companies, material rental companies, and engineering companies. Major customers include BP, ExxonMobil, Shaw/Omsco, and El Paso Oil & Gas. The Company specializes in deep water projects including BP Crazy Horse, ExxonMobil Alabama Bay and ExxonMobil Grand Canyon.

Additional services include full-length electromagnetic inspection for oil-field pipe and equipment and full length ultrasonic inspection systems for new and used drill pipe, tubing, casing and line-pipe. Wet or dry Magnetic Particle Inspection ("MPI"); Dye Penetrant Testing ("PT"), or Ultrasonic Testing of the End Areas ("UT SEA") of plain end and threaded connections, including drill collars and drilling rig inspection; mill systems and mill surveillance; testing and consulting services. It is believed that the Company's full length ultrasonic systems have the largest diameter and pipe full length ultrasonic inspection capabilities in the industry for plain end and threaded pipe, and the deepest penetration capability offered for wall thickness measurement. TII’s large inspection facility, located in Houston, TX, provides excellent pipe and equipment storage and maintenance service. Today the Company continues to serve the oil industry niche by manufacturing and maintaining exceptional proprietary systems that are capable of detecting defects when others cannot. For instance, the Company utilized 3” depth scope compared to 1” scope used by competitors. According to management 2004 records, major oil companies including BP, and Exxon Mobil, who favor its use, have approved these systems under formal review programs.

DESCRIPTION OF PROPERTY

We presently maintain our principal offices at Petroleum Towers, Suite 530 P.O. Box 52523, Lafayette, LA, 70505.  Our telephone number is (337) 984-2000.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 79 shareholders of our common stock.

Rule 144 Shares

As of April 10, 2008, the  125,000,000 shares issued to American Interest, LLC and the 50,000,000 shares issued to the Sfeir Family Trust are available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  After February 2009, the 100,000 shares of our common stock held by the 77 shareholders who purchased their shares in the Regulation D 506 offering by us will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 1,750,000 shares of our common stock as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at  http://www.sec.gov.

TECHNICAL INDUSTRIES & ENERGY, CORP.

Audits of Financial Statements

December 31, 2007 and 2006

Contents

Report of Independent Registered Public Accounting Firm	F-1 - F- 2

Basic Financial Statements

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations and Changes in Retained Earnings	F-4

Consolidated Statements of Cash Flows	F-5 - F-6

Notes to Consolidated Financial Statements	F-7 - F-14

Supplemental Information

Schedule I - Cost of Revenues	F-16

Schedule II - General and Administrative Expenses	F-17

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Technical Industries & Energy, Corp.

We have audited the accompanying consolidated balance sheets of Technical Industries & Energy, Corp. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations and changes in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Technical Industries & Energy, Corp. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole.  The supplemental information beginning on page 16 is presented for the purpose of additional analysis and is not a required part of the consolidated financial statements.  The supplemental information has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/   LaPorte, Sehrt, Romig Hand

A Professional Accounting Corporation

Metairie, Louisiana
April 14, 2008

TECHNICAL INDUSTRIES & ENERGY, CORP.
Consolidated Balance Sheets
December 31, 2007 and 2006

		As Restated
	2007	2006
Assets
Current Assets
Cash and Cash Equivalents	$437,997	$492,752
Accounts Receivable
Trade	1,428,724	567,324
Other	5,704	3,477
Prepaid Expenses	38,117	42,555
Deferred Tax Asset	369,055	386,319

Total Current Assets	2,279,597	1,492,427

Property and Equipment, Net	7,922,082	1,359,209

Other Assets
Patent, net	564,427	517,427
Deferred IPO Expenses	10,552	10,000
Deposits	4,988	4,988
Other Assets	10,026	-

Total Other Assets	589,993	532,415

Total Assets	$10,791,672	$3,384,051

The accompanying notes are an integral part of these consolidated financial statements.

		As Restated
	2007	2006
Liabilities and Stockholders' Equity
Current Liabilities
Cash Overdraft	$52,900	$-
Current Maturities of Notes Payable	10,033	14,428
Obligations Under Capital Leases	-	10,832
Accounts Payable	381,649	51,644
Accrued Payroll and Payroll Liabilities	24,074	17,681
Accrued Rent	1,037,500	887,500
Accrued Liability for Capital Expenditures	6,326,200	-

Total Current Liabilities	7,832,356	982,085

Long-Term Liabilities
Notes Payable	11,295	32,685
Deferred Taxes Payable	566,910	85,779
Due to Affiliates	1,407,718	1,877,693

Total Long-Term Liabilities	1,985,923	1,996,157

Stockholders' Equity
Preferred Stock - $.001 Par Value; 10,000,000 Shares Authorized,
None Issued	-	-
Common Stock - $.001 Par Value; 250,000,000 Shares Authorized,
175,000,000 Shares Issued and Outstanding at December 31, 2007,
and December 31, 2006, 75,000,000 Shares Unissued (72,000
Shares Subscribed at December 31, 2007 and 74,928,000 Shares
Unsubscribed at December 31, 2007)	50,000	50,000
Capital Stock Subscribed	72,000	-
Paid-In Capital	80,475	80,475
Retained Earnings	770,918	275,334

Total Stockholders' Equity	973,393	405,809

Total Liabilities and Stockholders' Equity	$10,791,672	$3,384,051

The accompanying notes are an integral part of these consolidated financial statements.

TECHNICAL INDUSTRIES & ENERGY, CORP.
Consolidated Statements of Operations and Changes in Retained Earnings
Years Ended December 31, 2007 and 2006

		As Restated
	2007	2006

Revenues	$4,041,494	$2,609,890
Cost of Revenues	1,876,310	1,135,632

Gross Profit	2,165,184	1,474,258

Operating Expenses
General and Administrative Expenses	983,285	681,817
Depreciation	93,395	91,603

Total Operating Expenses	1,076,680	773,420

Income from Operations	1,088,504	700,838

Other Income (Expense)
Interest Expense	(135,051)	(123,248)
Interest Income	40,526	19,342

Total Other Income (Expense)	(94,525)	(103,906)

Income before Income Taxes	993,979	596,932

Income Taxes
Deferred	498,395	227,815

Net Income	495,584	369,117

Retained Earnings, Beginning of Year
As Previously Reported	275,334	359,275

Adjustment for Rent Expense not Recorded
in Previous Years (Note 13)	-	(453,058)

Balance at Beginning of Year, As Restated	275,334	(93,783)

Retained Earnings, End of Year	$770,918	$275,334

The accompanying notes are an integral part of these consolidated financial statements.

TECHNICAL INDUSTRIES & ENERGY, CORP.
Consolidated Statements of Cash Flows
Years Ended December 31, 2007 and 2006

		As Restated
	2007	2006
Cash Flows from Operating Activities
Net Income	$495,584	$369,117
Adjustments to Reconcile Net Income to Net Cash Provided by
(Used in) Operating Activities
Depreciation	93,395	91,603
Amortization of Patent Costs	11,289	-
Bad Debt Expense	136,913	-
Deferred Income Taxes	498,395	227,815
Changes in Assets and Liabilities
Trade Receivables	(998,313)	(188,019)
Other Receivables	(2,227)	127
Prepaid Expenses	4,438	(10,819)
Accounts Payable	330,005	(190,635)
Accrued Payroll and Payroll Liabilities	6,393	(690,291)
Accrued Rent	150,000	150,000

Net Cash Provided by (Used in) Operating Activities	725,872	(241,102)

Cash Flows from Investing Activities
Investment in Patents	(58,289)	(50,964)
Increase in Other Assets	(10,026)	-
Purchase of Property and Equipment	(330,068)	(120,209)
Issuance of Stock Subscriptions	72,000	-

Net Cash Used in Investing Activities	(326,383)	(171,173)

Cash Flows from Financing Activities
Proceeds from Issuance of Debt and Capital Lease Obligations	-	51,501
Increase in Cash Overdraft	52,900	-
Payment of IPO Costs	(552)	(10,000)
Repayment of Loans from Affiliates	(469,975)	(98,800)
Repayment of Debt and Capital Lease Obligations	(36,617)	(52,350)

Net Cash Used in Financing Activities	(454,244)	(109,649)

Net Decrease in Cash and Cash Equivalents	(54,755)	(521,924)

Cash and Cash Equivalents, Beginning of Year	492,752	1,014,676

Cash and Cash Equivalents, End of Year	$437,997	$492,752

The accompanying notes are an integral part of these consolidated financial statements.

TECHNICAL INDUSTRIES & ENERGY, CORP.
Consolidated Statements of Cash Flows - Continued
Years Ended December 31, 2007 and 2006

		As Restated
	2007	2006
Supplemental Disclosure of Cash Flow Information
Cash Paid During the Year for Interest	$135,051	$818,121

Cash Paid During the Year for Income Taxes	$-	$-

Supplemental Disclosure of Noncash
Investing Transactions
Liabilities Incurred on Acquisition
of Property and Equipment	$6,326,200	$-

The accompanying notes are an integral part of these consolidated financial statements.

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 1.     Organization

Technical Industries & Energy, Corp. (the Company) was formed November 29, 2006 under the laws of the State of Delaware in order to acquire and to take over the assets and business of Technical Industries, Inc. (TII).  On that date, the Company issued 125,000,000 shares of common stock to American Interest, LLC, in exchange for founder services rendered.  The fair value of these services was considered immaterial, and no amounts were recognized in the financial statements.

On January 3, 2007, the Company entered into a Stock Exchange Agreement and Share Exchange (the Agreement) whereby the sole shareholder of TII exchanged all of the outstanding shares of the TII to the Company in exchange for 50,000,000 shares of Company stock.  Accordingly, TII became a wholly-owned subsidiary of the Company.  The assets acquired and liabilities assumed were recorded at the carrying value to TII since TII and the Company were under common control prior to the acquisition.  In accordance with SFAS No. 141 and APB Opinion No. 16, the financial statements have been restated as if the transaction had occurred on January 1, 2006.  The number of shares of common stock outstanding as of December 31, 2006, were restated to reflect the 50,000,000 shares exchanged for TII.

TII specializes in the non-destructive testing of vessels, oilfield equipment and mainly pipe, including ultrasonic testing, utilizing the latest technologies.  These technologies enable TII to (i) provide detailed information to customers regarding each pipe tested, and (ii) reach energy reserves present technology cannot reach without extra cost to the oil & gas companies.  Because of the intense scrutiny applied to each section of pipe, TII is able to generate data which allows the pipe to be used in the most extreme conditions, and has been proven especially useful in deep water drilling operations in the Gulf of Mexico.

Note 2.     Acquisition

As disclosed in Note 1, on January 3, 2007, the Company acquired all of the outstanding common stock of Technical Industries, Inc, in exchange for 50,000,000 shares of $.001 par value common stock.  The assets and liabilities assumed, which are summarized in the following paragraph, were recorded at the carrying value to TII since TII and the Company were under common control prior to the acquisition.

A summary of the assets acquired and liabilities assumed in connection with the acquisition of TII is as follows:

Assets
Cash and Cash Equivalents	$492,752
Receivables	570,801
Prepaid Expenses	42,555
Deferred Tax Asset	386,319
Property and Equipment, net	1,359,209
Capitalized Patent Costs	517,427
Other Assets	14,988

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 2.       Acquisition (Continued)

Liabilities
Accounts Payable and Accrued Expenses	(956,825)
Notes Payable	(47,113)
Obligations under Capital Leases	(10,832)
Deferred Tax Liability	(85,779)
Amounts due to Affiliates	(1,877,693)

Since the Company and TII were under common control prior to the acquisition, the financial statements have been restated as if the transaction had occurred on January 1, 2006.  The unaudited results of operations of the Company and TII for periods prior to the acquisition are summarized as follows:

	Net Sales	Net Income
Two days ended January 2, 2007
Company	$-	$-
TII	-	-
	$-	$-

Year ended December 31, 2006
Company	$-	$-
TII	2,609,890	369,117
	$2,609,890	$369,117

Note 3.      Summary of Significant Accounting Policies

Basis of Presentation and Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Technical Industries, Inc. All significant intercompany balances and transactions have been eliminated.

Basis of Accounting
Assets, liabilities, revenues and expenses are recognized on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements.  Accordingly, actual results could differ from those estimates due to information that becomes available subsequent to the issuance of the financial statements or for other reasons.

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 3.     Summary of Significant Accounting Policies (Continued)

Trade Receivables
Trade accounts receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus receivables do not bear interest, although a finance charge may be applied to amounts past due. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition, and are charged against bad debt expense when they are deemed uncollectible.  Use of this method does not result in a material difference from the valuation method required by accounting principles generally accepted in the United States of America.

Property and Equipment
Property and equipment are stated at cost.  Expenditures for property and equipment and items that substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred. The cost and related accumulated depreciation of property and equipment disposed of are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets capitalized.

Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables.  Concentration of credit risk with respect to trade receivables is limited due to the Company’s large number of customers.  As presented in Note 4, two customers did make up 66% of revenue and 62% of receivables at December 31, 2007.

The Company maintains cash accounts at several financial institutions. Cash balances at each institution are secured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2007, the Company had deposits that exceeded the insured limit by $88,550.

Advertising
The Company charges the costs of advertising to expense as incurred.  Advertising expense was $6,021 and $7,770 for the years ended December 31, 2007 and 2006.

Cash Flows
For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 3.     Summary of Significant Accounting Policies (Continued)

  Recent Accounting Pronouncements
In June 2006, the FASB issued Interpretation Number (FIN) 48, Accounting for Uncertainty in Income Taxes (as amended). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  This Interpretation is effective for fiscal years beginning after December 15, 2006.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (as amended).  This Statement improves financial reporting by requiring an employer to recognize the overfunded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position.  An employer with publicly traded equity securities shall initially apply the requirement to recognize the funded status of a benefit plan as of the end of the fiscal year ending after December 31, 2006.  The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after
December 31, 2008.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (as amended).  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of ARB No. 51).  This Statement was issued to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.  This Statement is effective for fiscal years, and interim periods with those fiscal years, beginning on or after December 31, 2008.

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 4.     Patent

On September 4, 2007, the Company’s chief executive officer was awarded a patent from the United States Patent and Trademark Office pertaining to his development of specialized testing procedures for drilling pipe utilized by oil-exploration companies.

The Company’s costs associated with its development of these testing procedures and application for patent have been capitalized and recognized as an asset in the Company’s balance sheet, and is being amortized over 17 years.  Amortization expense for 2007 was $11,289.  Estimated amortization expense for each of the ensuing years through December 31, 2012 is $33,866 per year.

Note 5.     Property and Equipment

Property and equipment consists of the following at December 31, 2007 and 2006 respectively:

	2007	2006
Buildings and Improvements	$1,397,815	$1,397,815
Equipment	2,623,850	461,974
Auto and Trucks	136,411	102,411
Office Furniture	7,528	7,025
Property Held Under Capital Leases	99,992	99,992
Construction in Progress	4,556,905	97,016

	8,822,501	2,166,233
Less: Accumulated Depreciation and
Amortization	(900,419)	(807,024)

Total	$7,922,082	$1,359,209

Depreciation expense amounted to $93,395 and $91,603 for the years ended December 31, 2007 and 2006, respectively.

Note 6.     Accrued Liability for Capital Expenditures

At December 31, 2007, the Company had acquired a significant amount of equipment and other capital assets for which the Company has recognized as a liability the outstanding unpaid balance.  The Company intends to finance the acquisition of these capital assets through a long-term financing arrangement.  As of the date of the audit report, the Company had not completed the financing arrangements and has, accordingly, recognized the outstanding balance associated with the acquisition of these capital assets as a current liability.

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 7.     Notes Payable

Notes payable at December 31, 2007 and 2006 consist of the following:

	2007	2006
General Motors Acceptance Corp., $17,536 note dated April 27, 2007, due May 27, 2010, payable in monthly installments of $550, interest rate 9.91%, secured by vehicle	$14,200	$19,248

General Motors Acceptance Corp., $18,125
note dated June 23, 2006, due June 23,
2009, payable in monthly installments of	-	15,605
$619, interest rate 14.00%, secured by
vehicle.

CNH Capital Corporation, $13,792 non- interest bearing note dated October 11, 2006, due September 11, 2009, payable in monthly installments of $383, secured by equipment.	7,128	12,260

	21,328	47,113
Less: Current Portion	10,033	14,428

Long-Term Portion	$11,295	$32,685

Note 8.     Capital Leases

The Company is the lessee of equipment under capital leases expiring in various years.  The assets and liabilities are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.  The assets are depreciated over the lower of the related lease term or its estimated productive life.  Depreciation of assets under capital leases is included in depreciation expense for the years ended December 31, 2007 and 2006.

Following is a summary of property held under capital leases at December 31, 2007 and 2006:

	2007	2006
Machinery and Equipment	$99,992	$99,992
Less: Accumulated Depreciation	(29,566)	(24,567)

Total	$70,426	$75,425

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 9.      Income Taxes

The provision for income taxes for 2007 and 2006 consists of the following:

	2007	2006
Current Tax Expense	$-	$-
Deferred Tax Expense
Federal	346,206	206,171
State	152,189	21,644

Total Provision for Income Taxes	$498,395	$227,815

A reconciliation of income tax expense at the federal statutory rate to the Company’s actual income tax expense at December 31, 2007 and 2006, follows:

	2007	2006
Tax Provision at Expected Federal
Statutory Rate of 34%	$337,905	$202,957
State Income Tax	152,189	21,644
Non-Deductible Expenses	8,301	3,214

Income Tax Expense	$498,395	$227,815

The deferred tax asset and deferred tax liability comprised the following at December 31, 2007 and 2006:

	2007	2006
Deferred Tax Asset - Net Operating
Loss Carry-forward	$369,055	$386,319

Deferred Tax Liability - Fixed Assets	$(566,910)	$(85,779)

The Company has available as of December 31, 2007 $1,057,858 of unused federal operating loss carry-forwards that may be applied against future taxable income and that expire between 2022 and 2027.  Additionally, the Company has available $334,419 of Louisiana operating loss carry-forwards that expire between 2012 and 2027.

No valuation allowance has been set up against the deferred tax asset as the Company believes that it will be able to fully utilize the net operating loss carryforwards that have generated the deferred tax asset.

TECHNICAL INDUSTRIES & ENERGY, CORP.

Notes to Consolidated Financial Statements

Note 10.   Commitments

The Company leases office premises, operating facilities, and equipment under several operating leases expiring in various years through 2030.  The Company also leases land for operating purposes on a month to month basis.  Rent expense for the year ended December 31, 2007  and 2006 was $243,102 and $212,369 respectively.

Minimum future rental payments under operating leases having remaining terms in excess of one year as of December 31, 2007 are as follows:

2008	$32,200
2009	37,200
2010	37,200
2011	28,600
2012	6,000
Thereafter	107,000

Total	$248,200

Note 11.   Major Customers

For the year ended December 31, 2007, the Company had one customer for which revenue generated from the customer amounted to approximately 63% of the Company’s total revenue.  At December 31, 2007, this customer had a trade receivable balance of $672,549.

Note 12.   Related Party Transactions

Included in due to affiliates at December 31, 2007, is $1,155,336 in acquisition debts paid by affiliates upon the acquisition of the Company in 1999.  The affiliates maintain a lien on the Company’s accounts receivable and equipment to secure this loan.  The amounts due to the affiliates have no set terms of repayment and bear interest at 5.00%. Interest expense associated with this obligation totaled $130,025 and $116,009 at December 31, 2007 and 2006 respectively.

Note 13.   Prior Period Adjustment

In prior periods, rent expense for land used for operating purposes was not accrued.  The effect of the restatement for 2006 was to decrease net income by $84,056, net of income tax of $65,944.  Retained earnings at the beginning of 2006 has been adjusted for the effects of the restatement on prior years.

Supplemental Information

Schedule I
TECHNICAL INDUSTRIES & ENERGY, CORP.
Schedules of Cost Revenues
Years Ended December 31, 2007 and 2006

		As Restated
	2007	2006
Labor and Related Costs	$827,067	$685,153
Materials and Supplies	375,888	86,231
Subcontract Labor	375,708	171,821
Insurance	81,071	69,484
Repairs and Maintenance	94,172	39,776
Automobile	40,336	22,717
Patent Amortization	11,289	-
Other Costs	70,779	60,450

Total Cost of Revenues	$1,876,310	$1,135,632

See auditor’s report.

Schedule II
TECHNICAL INDUSTRIES & ENERGY, CORP.
Schedule of General and Administrative Expenses
Years Ended December 31, 2007 and 2006

		As Restated
	2007	2006
Salaries and Wages	$215,754	$150,967
Rent	207,955	189,847
Bad Debt Expense	136,913	-
Professional Services	110,576	55,402
Office	69,780	80,167
Utilities	57,072	52,839
Telephone	41,118	29,973
Training	32,058	26,794
Taxes and Licenses	31,648	41,369
Meals and Entertainment	29,099	11,920
Repairs and Maintenance	11,671	7,395
Shipping and Postage	7,351	4,262
Medical	6,887	6,446
Advertising	6,021	7,770
Travel	5,737	-
Contributions	5,215	3,874
Dues and Subscriptions	4,393	3,599
Uniforms	3,817	8,743
Bank Service Charges	220	450

Total General and Administrative Expenses	$983,285	$681,817

See auditor’s report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operation

TIE is well positioned for growth. TIE has the personnel and the infrastructure in place to facilitate expansion. Its blue-chip client base is growing in both number and size. With its new, patent-pending devices in place, the Company will be able to take advantage of the growing needs of clients for additional NDT services that competitors cannot provide.

The following list highlights a few areas of opportunity to expand the Company's business:

•
Increased sales and marketing effort: TIE has grown over the historical period without an aggressive marketing and sales effort. Currently, new business is generated from referrals, technical sessions given by TIE to oil & gas and industry related companies, a website and through the use of a marketing company on a limited basis. To date, TIE has not hired any in-house salespersons. Management believes revenue can be increased substantially by expanding the Company's sales force.

•
Applying for additional patents to protect proprietary rights: TIE has recently developed international patent pending new inspection technology needed in order to reach deep energy reserves present technology cannot reach. The new technology has been tested and is presently used by major oil companies.  Technical Industries, Inc. new expandable inspection technology recently helped BP and Baker Oil tools usefully drill the world’s first mono-bore oil & gas well. TIE’s expandable inspection technology helps the oil & gas companies retrieve a large amount of energy reserves that cannot be retrieved with current technology.  TIE has manufactured several pieces of equipment in-house that have enabled the Company to successfully serve the oilfield market. Due to proprietary infringement risk, TIE has discontinued manufacturing the equipment for sale to third parties. By securing a patent protecting the Company's proprietary technology, TIE could consider manufacturing equipment for sale again, which would open a new line of revenue.

•
Introduction of complementary services: TIE is continually adding new services in order to meet customer demand. Most recently, TIE began drilling equipment inspection services. Other areas management has identified as potential growth avenues include vessel inspection and inspection of pipelines in service.  TIE is working to acquire pipe threading equipment which could be attached to the inspection assembly line and provide additional service for a very low increased cost to our customers.

Geographic expansion in the domestic and international markets: TIE currently derives the majority of revenue from the Houston, Texas market, where its clients are based. There are several other markets that could be better served, such as in Louisiana where a new plant in Abbeville Louisiana is presently under construction in order to serve the deep wells in the Gulf of Mexico.  This plant is expected to be fully operational by October, 2008.  Other expansions are being considered through the opening of additional full-service, local plants. Furthermore, the Company maintains relations with sales representatives in the Mexico and Saudi Arabia and the Middle East markets that could be better utilized if TIE was able to locally serve customers. Lastly, the Company has Canadian customers that utilize TIE's services on a limited basis, due to the high cost of shipping heavy pipes. To date, TIE has not had the capital or human resources to establish plants in these potential markets.

TIE has been in discussions with three other businesses in an attempt to purchase these existing businesses.  We continue to seek other companies which can compliment our pipe and inspection business with the goal of securing these businesses through a combination of cash and stock payments.  All of these expansion plans rely heavily on raising capital through a public offering of additional stock which would be used to fund our acquisitions.

The Company has a customer base of approximately 50 accounts, and is continually expanding its customer base to increase revenue growth. Currently, TIE serves customers that are major oil companies, steel mills, material suppliers, drilling companies, material rental companies and engineering companies. Customer relationships average over ten years and provide an 80% rate of repeat business.

Results of Operations

Year ended December 31, 2007 compared to year ended December 31, 2006

Revenues

      Our revenue for the year ended December 31, 2007, was $4,041,494 compared to $2,609,890 for the year ended December 31, 2006.  The increase of $1,431,604, or 54.85%, is  attributable primarily to our patented and new technology which helps oil & gas companies reach energy reserves that present technology cannot reach.  Our revenues were also positively affected due to our proprietary world wide accessible inventory tracking software which was implemented in 2006, as well as the overall 8.93% increase in 2007 in domestic oil and gas exploration.  This tracking software enables our customers to track their inventory and projects, marketing and sales efforts from anywhere in the world via internet. The domestic drilling rig count was  951 rigs in 2006, compared to  1,036 rigs in 2007,  an increase of 8.93%.  The international offshore rig count in 2006 was 271 rigs compared to  291 rigs in 2007, an increase of 7.38%.  The worldwide drilling rig count was 3,125 rigs in 2006 and 3,207 rigs for 2007, or  an increase of 2.624% (Source: Baker Hughes).  During 2007, we were awarded a patent from the Patent and Trademark Office of the United States for our pipe inspection process.  We feel that this patent distinguishes us from our competition in regards to the level of service and assurance we can provide to our customers as to the pipe they utilize for drilling purposes. In addition, during 2007, we began selling Oil Country Tubular Goods to oil and gas companies to complement our pipe inspection services.

The following table presents the composition of revenue in 2007 and 2006:

Revenue:	2007 Dollars	Percentage	2006 Dollars	Percentage	Variance Dollars

Inspection Fees	$3,541,112	87.6%	$2,452,194	94.0%	$1,088,918
Pipe Sales	$291,354	7.2%	$-	-%	$291,354
Other Income	$209,028	5.2%	$157,696	6.0%	$51,332
Total Revenue	$4,041,494	100.0%	$2,609,890	100.0%	$1,431,604

Cost of Revenue and Gross Profit

Our cost of revenue for the year ended December 31, 2007 was $1,876,310, or 46.4% of revenues, compared to $1,135,632, or 43.5% of revenues, for the year ended December 31, 2006.  Cost of revenues, as a percentage of revenues, increased by approximately 2.9% which reflects the effect of increases in labor costs and materials and supplies associated with the products and services that we provide.  As was noted in the Revenues section, we have obtained agreements with three oilfield pipe steel mills, (one a U.S. National, one European, and the third  a Chinese mill) and began selling OCTG (Oil Country Tubular) Exploration and drilling pipe including the new data provided by our patent technology to our oil and gas customers to complement our pipe inspection services.  Since this was a new aspect to our business, the margins with these sales were relatively small.  We anticipate that as this portion of our business grows, our margins will improve and enhance our overall profitability.

The following table presents the composition of cost of revenue in 2007 and 2006:

Cost of Revenue:	2007 Dollars	Percentage	2006 Dollars	Percentage	Variance Dollars

Labor and Related Costs	$827,067	44.1%	$685,153	60.3%	$141,914
Materials and Supplies	375,888	20.0%	86,231	7.6%	289,657
Subcontract Labor	375,708	20.0%	171,821	15.1%	203,887
Maintenance	94,172	5.0%	39,776	3.5%	54,396
Insurance	81,071	4.3%	69,484	6.1%	11,587
Other	122,404	6.6%	83,167	7.3%	39,237
Total Cost of Revenue	$1,876,310	100.0%	$1,135,632	100.0%	$740,678

In order to keep up with the demand for our services, additional technical personnel were hired during 2007.  Due to limitations with the pool of qualified individuals, we utilized the services of subcontractors to assist us in providing timely and quality service to our customers.  We will continue our efforts to attract, employ and retain qualified individuals to serve the needs of our customers.

Included in the amount for Materials and Supplies for 2007 is the cost of pipe sold of approximately $267,000.  This was a new aspect of our business for 2007 which we hope will continue to grow in the future.

Our gross profit for the year ended December 31, 2007 was $2,165,184, or 53.6% of revenues, as compared to $1,474,258, or 56.5% of revenues, for the year ended December 31, 2006.  The increase in gross profits of $690,926 is attributable primarily to the overall growth in revenues of $1,431,000 previously described, partially reduced by increases in our overall cost of revenue.

We expect that going forward our revenues will continue to increase while gross profit margins will tend to either remain constant or decrease slightly by expanding our operations and build new facilities wherever they are needed in order to increase our market share.  We began a joint venture with a major Chinese oilfield equipment company in order to add oilfield pipe threading to our existing facilities.  We are also engaged in discussions to purchase several other oilfield related companies in order to gain larger market share.

Operating Expenses

For 2007, our operating expenses totaled $1,076,680, as compared to $773,420, representing an increase of $303,260, or 3.9%.  The larges component of our operating expenses for 2007 consists of salaries and wages, and rent expense.  Salaries and wages for general and administrative personnel was $215,754 for 2007 compared to $150,967 for 2006, an increase of $64,787, or 42.3%.  During 2007, we hired an office manager for our headquarters in Lafayette, an in-house attorney to help manage our legal issues associated with the various contracts and business agreements we incur as part of our normal operations, and an accounting manager to improve our customer billing, collection, and vendor payment procedures.

Rent expense totaled $207,955 for 2007 as compared to $189,847 for 2006, an increase of $18,108, or 9.5%.  Rent expense for both 2007 and 2006 pertains primarily to our rental of office space for our headquarters in Lafayette as well as our rental of land and facilities for operating purposes.  The increase is attributable to normal escalation provisions within our lease agreements.

For 2007, other significant operating expenses consisted of professional services and bad debt expense.  Professional services totaled $110,576 for 2007 compared to $55,402 in 2006, and increase of $55,174, or 99.6%.  Professional services expense consists primarily of legal, accounting and auditing costs.  The increase is primarily a result of an increase in legal costs we incurred during 2007 for general business advice and counsel.  In addition, a frivolous claim involving the Company was resolved during 2007 at the cost of $5,000.00 to our company.  We have hired in-house counsel to enable us to reduce our dependency on outside counsel for general legal issues that may impact our day to day operations.

For 2007, we recognized $136,913 of bad debt expense, as compare to $0 in 2006.  Our bad debt expense consists primarily of the write off of amounts due to us from a customer for storage service we provided to the customer.  In addition, the Company has provided for an allowance for outstanding invoices due from another customer for which collection is questionable.  As noted previously, we have hired additional personal to improve our billing and collection procedures.

Other Income and Expense

Other income and expense consists of interest income and interest expense, respectively.  Interest income for 2007 amounted to $40,526, as compared to $19,342 for 2006, an increase of $21,184, or 109.5%.  We maintain an investment account with a national financial institution.  The investment account consists primarily of a high-yield money market account to which we are able to invest our excess cash.

Interest expense totaled $135,051 for 2007, as compared to $123,248 for 2006, an increase of $11,803, or 9.6%.  Interest expense pertains primarily to amounts due to affiliates as well as to our notes payable and capital leases with third parties.  Interest expense associated with amounts due to affiliates totaled $130,025 and $116,009 for 2007 and 2006, respectively.

Provision for income taxes

For 2007, we reported income tax expense of $498,395, compared to $227,815 for 2006.  The increase in tax expense is related to the increase in net income for 2007 compared to 2006, as well as the impact of tax rates for Louisiana and Texas.

Capital Resources and Liquidity

As of December 31, 2007 we had $437,997 in cash.

We believe we can satisfy our cash requirements for the next twelve months with our current cash and expected revenues. However, completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our profit, revenue, and growth goals.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services.  Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective ages as of April 23, 2008 are as follows:

NAME	AGE	POSITION

George Sfeir	51	Chief Executive Officer and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

GEORGE M. SFEIR is a 1972 graduate of Saint George College (Lebanon) and the University of Louisiana at Lafayette, Louisiana in general & legal studies.  He has worked in the oil and gas industry since May 1972.  He has worked for companies throughout the Middle East, North and South America, and Africa doing inspections on oil and gas fields.  Mr. Sfeir is fluent in English, French, Arabic, Spanish, and Italian.  Mr. Sfeir has worked with Technical Industries, Inc. as a consultant since January of 1980 and as a CEO since 1998.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board

EXECUTIVE COMPENSATION

Summary Compensation Table; Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2007, and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

George Sfeir, President, Chief Executive Officer and Director	2007	$0	0	0	0	0	0	0	$0
	2006	$0	0	0	0	0	0	0	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through December 31, 2007.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending December 31, 2007 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

 Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of April 23, 2008 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	American Interest, LLC (2) Petroleum Towers, Suite 530 P.O. Box 52523 Lafayette, LA 70505	125,000,000	71.39%

Common Stock	Sfeir Family Trust (2) Petroleum Towers, Suite 530 P.O. Box 52523 Lafayette, LA 70505	50,000,000	28.55%

Common Stock	All executive officers and directors as a group	175,000,000	99.94%

(1)	Based upon 175,100,000 shares outstanding as of April 23, 2008.
(2)	George Sfeir has investment control and is therefore deemed to be the beneficial owner of 175,000,000 shares

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In November of 2006, we issued 125,000,000 founder shares of common stock to American Interest, LLC (controlled by George Sfeir) for founder services rendered pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

TECHNICAL INDUSTRIES & ENERGY, CORP.
100,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  April 23, 2008

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$3.93
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$2,500
Accounting fees and expenses	$7,500
Legal fees and expense	$10,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$20,003.93

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification Of Directors And Officers.

Our director and officer is indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales Of Unregistered Securities.

We were incorporated in the State of Delaware in November 2006 and 125,000,000 shares of common stock were issued to American Interest, LLC (controlled by George M. Sfeir) for founder services rendered. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued to these individuals as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, American Interest, LLC had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In January 2007 we entered into a Stock Purchase and Share Exchange Agreement with Technical Industries, Inc., a Louisiana Corporation, whereby we exchanged 50,000,000 shares of common stock for all of the issued and outstanding shares of Technical Industries, Inc., Mr. George Sfeir as the sole shareholder of Technical Industries, Inc. is the holder of the 50,000,000 common shares.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Sfeir had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In February 2008, we completed a Regulation D Rule 506 offering in which we sold 100,000 shares of common stock to 77 investors, at a price per share of $1.00 for an aggregate offering price of $100,000. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Alaaeldin Abdelkader	2000
Abu Baker	1000
Alfred J. Badeen	1000
Alice Qaisieh	1000
Antoine Sfeir	1000
Andre Sfeir	1000
Atef A. Chehade	5000
Barry Baumgarten	1000
Brandon Gallet	1000
Brian T. Blanchard	1000
Bryan Fitzgerald	1000
Camille M. Fraering Jr.	1000
Christy A. Badeen	1000
Chritopher H. Johnson	1000
David Ward	1000
Edmund J. Baudoin, Jr.	1000
Edmund J. Baudoin, Sr.	1000
Elias Loli.	1000
Elie Tabchouri	1000
Elizabeth H. Johnson	1000
Fadi Maassarani	1000
George Badeen	1000
George M. Sfeir	1000
Gerald DeLaunay	1000
Geralyn J. Badeen	1000
Glenn Lively	1000

Homer Parker	1000
Hussain ElKhansa	1000
Imad Abu_Kubie	1000
Imad El Hakim	1500
Jacques M. Sfeir	1000
Jean Quellet	1000
James A. Badeen	1000
James W. Beadle, Sr.	1000
James W. Beadle, Jr.	1000
James & Mary Baum	1000
Jerry Hennessee	1000
J. Lamar Thomas	1000
John Hendrick	1000
John R. Badeen	1000
Kaliste J. Saloom. III	1000
Khaled & Linda Qaisieh	1000
Kyle Romero	1000
Linda Badeen	1000
Louise Hugh Badeen	1000
Manda Harson	1000
Mike Harson	1000
Mike Johnson	1000
Michael & Cindy Pothier	1000
Mohamed Bahlawan	2000
Mohamad T. Islam	2000
Mustafa Ozen	1000
Nabih & Angela Qaisieh	1000
Nabil Loli	1000
Nader Saba Qaisieh	1000
Nida Sfeir	1000
Oren Smith Jr.	1000
Octavio Morales Garcia	1000
Paul D. Forrest	1000
Paul N. Nassour	6500
Philip G. Fraering	1000
Prabin Joshi	1500
Ramzi N. Nassour	6500
Ray & Mary Beth Benoit	1000
Robert & Jean Slovak	1000
Ronnie Piper	1000
Saba Qaisieh	1000
Sam Compassi	1000
Samir A. Salami MD	5000
Shirley Beadle	1000
Shawn Benoit	1000
Suzzette Smith	1000
Todd A. Benoit	1000
Wael A. Hilbawi	1000
Warren Perrin	1000
Wayne Hall	1000
William N. Gee III	1000

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Stock Purchase and Share Exchange Agreement
23.1	Consent of Laporte, Sehrt, Romig, Hand
23.2	Consent of Counsel, as in Exhibit 5.1
24.1	Power of Attorney

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Lafayette, Louisiana on April 23, 2008.

TECHNICAL INDUSTRIES & ENERGY, CORP.

By:	/s/George M. Sfeir
George M. Sfeir
President, Chief Executive Officer, Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Sfeir and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Technical Industries & Energy, Corp.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

By:	/s/ George M. Sfeir
George M. Sfeir
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director